Exhibit 10.15
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This Second Amendment (the “Second Amendment”) to that certain Employment Agreement dated as of June 27, 2007 (“Employment Agreement”) by and between Daniel Stutz (“Employee”) and The Film Department Holdings LLC, a Delaware limited liability company (the “Company”) is effective as of July 16, 2009 (the “Effective Date”), and is entered into by and between Company and Employee.
     WHEREAS, Company and Employee have previously entered into the Employment Agreement, as amended;
     WHEREAS, Company is currently undergoing a recapitalization and restructuring;
     WHEREAS, all of the current management incentive shares held by Employee and all other employees of the Company will be converted to common stock in a capital structure to be determined at the sole discretion of the Board of Directors of the Company;
     WHEREAS, the Company is undertaking efforts to launch and operate a United States motion picture distribution company (hereafter, “US Distribution”); and
     WHEREAS, the Company and Employee have agreed to further amend specific terms of the Employment Agreement in accordance with the terms set forth below. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
     NOW, THEREFORE, in consideration of the agreements made herein, the parties hereto agree as follows:
     1. As of the Effective Date, Employee’s Base Compensation shall be reduced and deferred by an amount equal to ten percent (10%) of the Base Compensation payable to Employee currently in effect prior to the Effective Date. The amount of compensation Employee would have earned from and after the Effective Date and continuing until the Company has achieved US Distribution, if ever, but for the compensation reduction referred to in the immediately preceding sentence, shall hereafter be referred to as the “10% Deferment.” Company agrees that no other employee shall reduce/defer less than 10% of his or her base compensation in
2nd Amendment to Employment Agreement

connection with the Company overhead reduction occurring as part of this Second Amendment.
     2. Company agrees that provided Employee is then-currently employed with Company, Employee shall be paid an amount equal to the 10% Deferment promptly following such time, if ever, that Company actually receives the funding required as part of US Distribution. In connection therewith, Company agrees that Employee shall be paid the aforementioned 10% Deferment no later than when any other employee receives any part of his or her 10% Deferment (or greater deferment, if applicable).
     3. Beginning in the immediately succeeding pay period following the commencement of US Distribution, if ever, and on a going-forward basis thereafter, if Employee is still employed with Company, Employee’s Base Compensation shall be increased to an amount equal to the Base Compensation payable to Employee currently in effect immediately prior to the Effective Date (hereafter, “Salary Readjustment”).
     4. Employee further agrees that in the event Employee is entitled to payment of a Bonus at any time following the Effective Date until the occurrence of US Distribution, if ever, Employee and Company agree that such Bonus will be deferred and payable, if at all per the terms of the Employment Agreement, upon the occurrence of US Distribution, if ever.
     5. Notwithstanding anything to the contrary provided for in Paragraph 2 of the Employment Agreement, the Employment Term, as defined therein, shall expire July 31, 2011 (“Expiration Date”), without any option to extend further by either Company or Employee. For purposes of clarification, Company shall no longer have any right or option whatsoever to extend the Employment Term beyond the Expiration Date.
     6. The following sentence shall be added immediately following the end of Paragraph 5(a) of the Employment Agreement:
          “Notwithstanding anything to the contrary herein, but specifically excluding the Salary Readjustment, Employee acknowledges that any and all increases to Employee’s Base Compensation as provided herein, shall occur only upon the express consent of the Board of Directors of the Company, in each instance, in its sole and absolute discretion.”
2nd Amendment to Employment Agreement

     7. To the extent the payment of any Bonus is guaranteed to Employee or otherwise mandated by the terms of the Employment Agreement during the period following US Distribution, if ever, Employee hereby agrees that the payment of such Bonus shall be at the discretion of the CEO and the President & COO notwithstanding any “most favored nations” clause or similar language, or any other provision in the Employment Agreement to the contrary.
     8. Employee hereby surrenders, assigns and transfers back to Company all right, title and interest Employee may have in any management incentive shares. Employee is hereby granted thirty-six (36) Class M units. Said Class M Units shall be issued on a common equivalent basis to Class B equity. Vesting procedures and all other terms to be negotiated in good faith with Sandeman, Inc.
     9. The parties expressly agree and acknowledge that all provisions of the Employment Agreement except those amended by this Second Amendment shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the date first above written.
THE FILM DEPARTMENT
HOLDINGS, LLC

/s/ Neil Sacker	/s/ Dan Stutz
By: Neil Sacker	DANIEL STUTZ
Its: President & COO
2nd Amendment to Employment Agreement

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